UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 8, 2008
MINRAD INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-49635	870299034

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)
50 Cobham Drive, Orchard Park, NY 14127-4121

(Address of principal executive offices)

Registrant’s telephone number, including area code:	716-855-1068

(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement
On Friday, February 8, 2008, the registrant’s wholly owned subsidiary, Minrad, Inc. (the “Company”) entered into a term loan with Laminar Direct Capital L.P. The term loan has an aggregate principal face amount is $15,000,000, has a three year term and is to be used to (a) fund general corporate expenses, (b) fund working capital, and (c) pay costs, fees and end expenses related to the transaction. The term loan accrues interest at fifteen percent per annum, 80% of which is payable in cash and 20% of which is payable cash or PIK). Quarterly payments equal to 50% of excess cash flow will be made on the term loan commencing with the first fiscal quarter ending after the first anniversary of the term loan. The term loan agreement places various financial and operating covenants on the Company.
The term loan is collateralized by a blanket security lien against all of the assets of the Company (including a mortgage on the Company’s Bethlehem, PA manufacturing facility) and is guaranteed by the registrant. In addition to a note evidencing the Loan, the Company issued Laminar Direct Capital L.P. warrants to purchase 3,208,427 shares of common stock of the registrant. The warrants have a seven year exercise period, $2.25 exercise price, registration rights, and represent 5% of the Registrant’s fully diluted equity immediately after the closing of the transaction.

ITEM 1.02	Termination of a Material Definitive Agreement
In connection with the closing of the term loan described in Item 1.01, the Company paid in full without penalty and terminated its existing $5,000,000 and $1,000,000 lines of credit with First Niagara Bank.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
See Item 1.01, which is incorporated herein by reference.

ITEM 3.02	Unregistered Sales of Equity Securities
See Item 1.01, which is incorporated herein by reference.

MINRAD INTERNATIONAL, INC. (Registrant)
February 11, 2008	By:	/s/ WILLIAM H. BURNS, JR.
William H. Burns, Jr.
Chairman and CEO